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                                               INTRENET, INC. AND SUBSIDIARIES
                                               Pro Forma Consolidated Balance Sheet
                                               At December 31, 1994
                                               (In Thousands of dollars)

                                                                             Unaudited        Unaudited
                                                             As Filed           Pro           Pro Forma
                                                              in 1994          Forma            After
                                                             Form 10-K      Adjustments       Conversion

             Assets
Current assets:
    Cash and cash equivalents                              $    2,734     $                 $    2,734
    Receivables, principally freight revenue less
        allowance for doubtful accounts of $1,363 in 1994      20,177                           20,177
    Prepaid expenses and other                                  6,409                            6,409
                Total current assets                           29,320                           29,320

Property and equipment, at cost less accumulated
        depreciation of $ 11,164 in 1994                       27,976                           27,976
Reorganization value in excess of amounts allocated
        to identifiable assets, net of accumulated
        amortization of $ 1,680 in 1994                         8,451                            8,451
Deferred tax assets, net of valuation allowance of
        $ 4,884 in 1994                                         2,525                            2,525
Other assets                                                      786                              786
                  Total assets                             $   69,058     $                 $   69,058


            Liabilities and Shareholders' Equity

Current liabilities:
    Current notes payable to banks                         $    2,000     $                 $    2,000
    Current equipment borrowings and capital lease oblig.       5,425                            5,425
    Accounts payable and cash overdrafts                        8,553                            8,553
    Current accrued claim liabilities                           5,062                            5,062
    Other accrued expenses                                      7,149                            7,149
                  Total current liabilities                    28,189                           28,189

Long-term notes payable to banks                                5,000                            5,000
7% convertible subordinated debentures                          5,988            (5,988)<F1>          0
Long-term equipment borrowings and capital lease oblig.        11,303                           11,303
Long-term accrued claim liabilities                             2,000                            2,000
                  Total liabilities                            52,480            (5,988)        46,492


Shareholders' equity:
    Common Stock, without par value                             9,453             5,988 [A]     15,441
    Retained earnings since January 1, 1991                     7,125                            7,125
                Total shareholders' equity                     16,578             5,988         22,566
                Total liabilities and shareholders' equity $   69,058     $           0     $   69,058


Notes to Pro Forma Balance Sheet at December 31, 1994:

<F1>
        [A]      On March 31, 1995, the Company issued 3,636,352 shares of common stock upon conversion million principal value of the Company's 7% Convertible Subordinated Debentures due 1998. T
            Debentures had been called for redemption on April 7, 1995.  The above Pro Forma presentati the effect on the December 31, 1994 balance sheet had the conversion of the Debentures occu on December 31, 1994.

                 Shares of common stock outstanding immediately prior to the March 31, 1995 conversion, immediately thereafter, were as follows:

                     Shares outstanding immediately prior to conversion       9,525,826

                     Shares issued as a result of the conversion              3,636,352

                     Shares outstanding immediately after conversion         13,162,178
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